Exhibit 3.6

CERTIFICATE OF INCORPORATION

OF

WARNER CHILCOTT COMPANY, INC.

FIRST: The name of the Corporation is: Warner Chilcott Company, Inc.

SECOND: The principal office of the Corporation in the Commonwealth of Puerto Rico is located at 365 San Francisco Street Penthouse, Old San Juan, Puerto Rico 00901.

The name of the resident agent of the Corporation is CT Corporation System, the mailing address of such resident agent is 365 San Francisco Street Penthouse, Old San Juan, Puerto Rico 00901, and the physical address is 365 San Francisco Street Penthouse, Old San Juan, Puerto Rico 00901.

THIRD: The purpose of the Corporation is to engage in all lawful activities and businesses permitted to corporations organized under the General Corporations Law of the Commonwealth of Puerto Rico of 1995, as amended.

FOURTH: The total number of shares of all classes of stock which the Corporation is authorized to issue is one thousand (1,000) shares of common stock with a par value of $1,000 each.

FIFTH: The name and mailing and physical address of the incorporator is as follows:

Name	Mailing and physical address
Pedro Maldonado	270 Muñoz Rivera Avenue San Juan, Puerto Rico 00918 PO Box 364225 San Juan, Puerto Rico 00936-4225

SIXTH: The Corporation is to have perpetual existence.

SEVENTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further creation, definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders, it is further provided:

1. The number of directors of the Corporation shall be fixed by, or in the manner provided in, the By-laws. The directors need not be stockholders. Election of directors need not be by ballot unless the By-laws so require. Meetings of the Board of Directors may be held at such place or places within or without the Commonwealth of Puerto Rico as shall be specified in the respective notices thereof or in the respective waivers of notice thereof signed by all the directors of the Corporation at the time in office.

2 . In furtherance and not in limitation of the powers conferred by the laws of the Commonwealth of Puerto Rico, and subject at all times to the provisions thereof, the Board of Directors is expressly authorized and empowered:

(a) To make, alter and repeal the By-laws of the Corporation, subject to the power of the stockholders to alter or repeal the By-laws made by the Board of Directors.

(b) To determine, from time to time, whether and to what extent and at what times and places and under what conditions and regulations the accounts and books and documents of the Corporation (other than the stock ledger), or any of them, shall be open to inspection by the stockholders; and no stockholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by the laws of the Commonwealth of Puerto Rico, unless and until duly authorized to do so by resolution of the Board of Directors.

(c) To authorize and issue obligations of the Corporation, secured or unsecured, to include therein such provisions as to redeemability, convertibility or otherwise, as the Board of Directors in its sole discretion may determine, and to authorize the mortgaging or pledging of, and to authorize and cause to be executed mortgages and liens upon, any property of the Corporation, real or personal, including after-acquired property.

(d) To determine whether any, and, if any, what part, of the net profits of the Corporation or of its net assets in excess of its capital shall be declared in dividends and paid to the stockholders, and to direct and determine the use and disposition thereof.

(e) To set apart a reserve or reserves, and to abolish any such reserve or reserves, or to make such other provisions, if any, as the Board, of Directors may deem necessary or advisable for working capital, for additions, improvements and betterments to plant and equipment, for expansion of the business of the Corporation (including the acquisition of real and personal property for that purpose) and for any other purpose of the Corporation.

(f) To establish bonus, profit-sharing, pension, thrift, and other types of incentive, compensation or retirement plans for the officers and employees (including officers and employees who are also directors) of the Corporation and to fix the amounts of profits to be distributed or shared or contributed and the amounts of the Corporation’s funds otherwise to be devoted thereto and to determine the persons to participate in any such plans and the amounts of their respective participations.

(g) To issue, or grant options for the purchase of, shares of stock of the Corporation to officers and employees (including officers and employees who are also directors) of the Corporation and its subsidiaries for such consideration and on such terms and conditions as the Board of Directors may from time to time determine.

(h) To enter into contracts for the management of the business of the Corporation.

(i) By resolution or resolutions, which to the extent provided in such resolution or resolutions or in the By-laws, shall have and may exercise the powers of the Board of Directors (other than to remove or elect officers) in the management of the business and affairs of the Corporation and may have power to authorize the seal of the Corporation to be affixed to all papers which may require it, such committee or committees to have such name or names as may be stated in the By-laws or as may be determined from time to time by resolution adopted by the Board of Directors.

(j) To exercise all the powers of the Corporation, except such as are conferred by law, or by this Certificate of Incorporation or by the By-laws of the Corporation, upon the stockholders.

3. Any one or all of the directors may be removed, with or without cause, at any time, by either (a) the vote of the holders of a majority of the stock of the Corporation issued and outstanding and entitled to vote and present in person or by proxy at any meeting of the stockholders called for the purpose, or (b) an instrument or instruments in writing addressed to the Board of Directors directing such removal and signed by the holders of a majority of the stock of the Corporation issued and outstanding and entitled to vote; and thereupon the term of each such director who shall be so removed shall terminate.

4. No contract or other transaction between the Corporation and any other corporation, whether or not such other corporation is related to the Corporation through the direct or indirect ownership by such other corporation of a majority of the shares of the capital stock of the Corporation or by the Corporation of a majority of the shares of the capital stock of such other corporation, and no other act of the Corporation shall, in the absence of fraud, in any way be affected or invalidated by the fact that any of the directors of the Corporation are pecuniarily or otherwise interested in, or are directors or officers of, such other corporation or by the fact that such other corporation is so related to the Corporation. Any director of the

Corporation individually, or any firm or association of which any director may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation, provided that the fact that he individually or such firm or association is so interested shall be disclosed or shall have been known to the Board of Directors or a majority of such members thereof as shall be present at any meeting of the Board of Directors at which action upon any such contract or transaction shall be taken. Any director of the Corporation who is also a director or officer of such other corporation or who is so interested may be counted in determining the existence of a quorum at any meeting of the Board of Directors which shall authorize any such contract or transaction, with like force and effect as if he were not such director or officer of such other corporation or not so interested.

EIGHTH: The Corporation reserves the right to amend, alter or repeal any of the provisions of this Certificate of Incorporation and to add other provisions authorized by the laws of the Commonwealth of Puerto Rico at the time in force in the manner and at the time prescribed by said laws, and all rights, powers and privileges at any time conferred upon the Board of Directors and the stockholders are granted subject to the provisions of this Article.

NINTH: The initial director will be appointed by the incorporator.

IN WITNESS WHEREOF, I, the undersigned, being the sole incorporator hereinabove named, for the purpose of forming a corporation pursuant to the General Corporation Law of Puerto Rico of 1995, as amended, hereby swear that the facts herein stated are true, this 23rd day of February, 2004.

/s/ Pedro Maldonado

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

AFTER THE RECEIPT OF PAYMENT OF CAPITAL

FIRST: That the Board of Directors of Warner Chilcott Company, Inc. pursuant to a unanimous written consent in lieu of meeting, adopted a resolution setting forth a proposed amendment to the Certificate of Incorporation of Warner Chilcott Company, Inc., declaring said amendment to be advisable and calling a special meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment reads as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by modifying Article FOURTH so that it reads as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation is authorized to issue is fifteen million (15,000,000) shares with a par value of one dollar ($1.00) each.”

SECOND: That thereafter, pursuant to the resolution of its Board of Directors, all of the stockholders of the Corporation, pursuant to a unanimous consent of the sole stockholder of the Corporation, voted and approved the amendment to the Certificate of Incorporation.

IN WITNESS WHEREOF, I, Anthony D. Bruno, Secretary of the Corporation, hereby swear the facts herein stated are true, this 20 day of July, 2004.

/s/ Anthony D. Bruno
Secretary